UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*


                              Elizabeth Arden Inc.
                              --------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                   28660G106
                                   ---------
                                 (CUSIP Number)

                                October 31, 2011
                                -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 4 PAGES

________________________________________________________________________________
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       NWQ Investment Management Company, LLC     47-0875103
________________________________________________________________________________
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]
________________________________________________________________________________
 3     SEC USE ONLY

________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware - U.S.A.
________________________________________________________________________________
                     5      SOLE VOTING POWER

                          1,131,355
      NUMBER OF      ___________________________________________________________
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             0
         EACH        ___________________________________________________________
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               1,330,804
                     ___________________________________________________________
                     8      SHARED DISPOSITIVE POWER

                            0
________________________________________________________________________________
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,330,804
________________________________________________________________________________
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       N/A
________________________________________________________________________________
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       4.59%
________________________________________________________________________________
12     TYPE OF REPORTING PERSON*
       IA
________________________________________________________________________________

                               PAGE 2 OF 4 PAGES

              Item 1(a) Name of Issuer:
                          Elizabeth Arden Inc.

              Item 1(b) Address of Issuer's Principal Executive Offices:
                                  2400 Southwest 145 Avenue
                                  Miramar, FL  33027
                                  United States

              Item 2(a) Name of Person Filing:
                        NWQ Investment Management Company, LLC

              Item 2(b) Address of the Principal Office or, if none, Residence:
                        2049 Century Park East, 16th Floor
                        Los Angeles, CA  90067

              Item 2(c) Citizenship:
                        Delaware - U.S.A.

              Item 2(d) Title of Class of Securities:
                        Common

              Item 2(e) CUSIP Number:
                        28660G106

              Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (e) [X]  An investment advisor in accordance with
                                 section 240.13d-1(b)(1)(ii)(E)

  Item 4    Ownership:
            (a) Amount Beneficially Owned:
                1,330,804
            (b) Percent of Class:
                4.59%
            (c)  Number of shares as to which such person has:

             (i)  sole power to vote or direct the vote:
                   1,131,355
             (ii) shared power to vote or direct the vote:
                   0
             (iii) sole power to dispose or to direct the disposition of:
                   1,330,804
             (iv)  shared power to dispose or to direct the disposition of:
                   0
  Item 5    Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


                               PAGE 3 OF 4 PAGES

  Item 6    Ownership of More than Five Percent on Behalf of Another Person:
            Not applicable.

  Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
            Not applicable.

  Item 8    Identification and Classification of Members of the Group:
            Not applicable.

  Item 9    Notice of Dissolution of a Group:
            Not applicable.

  Item 10   Certification:
            By signing below I certify that, to the best of my and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 10, 2011

                                 NWQ Investment Management Company, LLC
                                 By:   /S/ Jon D. Bosse
                                 ----------------------
                                 Jon D. Bosse, CFA
                                 Chief Investment Officer



                               PAGE 4 OF 4 PAGES